EXHIBIT 10.5

FIRST RENEWAL AND AMENDMENT TO THE LEASE

December 1st, 2015

BETWEEN:

OLYMBEC DEVELOPMENT INC.

333, Decarie Blvd., 5th Floor

St-Laurent, Quebec H4N 3M9

(hereinafter referred to as the "Lessor")

AND:

EMERALD PLANTS HEALTH SOURCE (E.P.H.S.) INC.

69 Gravel Street

Repentigny, Quebec J5Y 1M7

(hereinafter referred to as the "Lessee")

MATRICULE: 1168518729

PREAMBLE

WHEREAS the Lessee and Lessor entered into an Lease Agreement dated October 31st, 2012, (the "Initial Lease"), with respect to premises located at 5490-5502 Notre-Dame Street East (the "Building"), said premises having an area of approximately EIGHT THOUSAND THREE HUNDRED EIGHTY-SEVEN (8,387) SQUARE FEET, which said premises bears civic address 5490 Notre Dame Street East, Montreal, Quebec HIN 2C4, (the "Premises") for an initial term expiring on the 30th day of November, 2015;

WHEREAS the Lessee and Lessor are agreeable to extend the term by a period of THREE (3) years, the whole subject to the modifications and provisions contained herein (the "First Renewal");

WHEREAS the Initial Lease and the First Renewal are hereinafter referred to as (the "Lease");

IN WITNESS WHEREOF, THE LESSOR AND THE LESSEE MUTUALLY AGREE TO THE FOLLOWING:

1.

PREAMBLE:

The Preamble is true and correct, both in substance and in fact, and that said Preamble forms an integral part hereof as if it were recited at length.

2.

CONDITION OF THE PREMISES:

The Lessee expressly covenants and agrees that it is fully aware of the condition of the Premises and hereby accepts the Premises in its present condition "as is" and acknowledges that the Lessor shall not perform any renovation, alterations or leasehold improvements in or to the Premises.

3.

BROKERAGE COMMISSION:

The Lessee declares and confirms, by these presents, that no broker or agent was involved in the present transaction.

Consequently, the Lessee guarantees that no commissions or charges arc payable to any broker or agent with respect to the present transaction. The Lessee shall indemnify and hold the Lessor harmless from any and all claims for commissions or charges.

4.

DEPOSIT:

Any deposit of any nature whatsoever that could have been remitted to the Lessor by the Lessee will continue to be retained by the Lessor during the Term as a Security Deposit, refundable to the Lessee, subject to any deduction for monetary default or damage caused to the Premises by the Lessee, or by anyone for whom the Lessee is responsible by law, thirty

(30) days after the expiration of the Tem1.

5.

MODIFICATIONS:

A)

TERM:

The term of the Lease is hereby extended for a further period of THREE (3) years, to commence on December 1st, 2015 and to be fully completed and ended on the 30th day of November, 2018, unless the Lease is sooner terminated under the provisions hereof (the "Term").

B)

BASE GROSS RENT:

Subparagraph (i) of Article 3.1 of the Initial Lease are deleted and replaced with the following:

For the period commencing December 1st, 2015 and terminating November 30th 2018, a monthly Base Gross Rent being calculated on the annual basis of Six Dollars ($6.00) per square foot, plus G.S.T. and Q.S.T.;

The monthly Base Gross Rent shall be payable consecutively and in advance on the First (1st) day of each month, without the necessity of monthly invoicing. The rent as herein provided shall be paid to the Lessor and/or its nominee by pre-authorized rental debit payment, as defined and stipulated in Article 30 of the Initial Lease.

C)

RELOCATION:

The Clause titled "Relocation" at the end of Article 3.1 of the Initial Lease is hereby deleted.

D)

ADDITIONAL RENT:

The following definition is added to Article 3.2 of the Initial Lease:

"Escalations" means increases in Taxes and Operating Expenses.

E)

UTILITIES:

The following paragraph is hereby added to Article 6.1 of the Initial Lease:

Notwithstanding anything to the contrary contained herein, if the Lessee closes or otherwise discontinues any utility currently servicing all or any part of the Premises and/or closes or otherwise put out of operation any utility meter or submeter (hereinafter collectively the «Meters») serving all or any part of the Premises, then the Lessee, at its sole cost and expense, shall be responsible to re-start such discontinued utility service in the Lessee's name and re-open any closed utility Meters, after having conducted all tests required in similar matters in order to make sure that said Meters are in good order, at least fifteen (15) days prior to the expiration of the Term. In the event the Lessee fails to comply with the foregoing, the Lessee shall pay to the Lessor, on demand and without the need of a demand letter, all of the Lessor's out-of-pocket costs and expenses (plus all applicable taxes) and fifteen percent (15%) administrative fee of such out-of-pocket costs and expenses for putting the Meters in good order and in re-starting such discontinued utility service and re-opening any such closed utility Meters.

F)

MAINTENANCE AND REPAIRS:

The following paragraph is added to article 7 of the Initial Lease:

Notwithstanding anything contained in this Lease, it is strictly forbidden for the Lessee to install or permit to install or to use in the Premises, any air conditioning, compressor or refrigeration system or any other device that require the use of a water supply source (hereinafter collectively referred to as the "Equipment''). In the event that the Lessee shall be in default under the foregoing provision, the Lessor, upon simple written notice, shall enter the Premises and remove immediately without further notice the Equipment, the pipes and all other devices related thereto at the tenant's costs. The Lessee hereby waves and renounces to claim for the Lessor any damages related to the Equipment removal by the Lessor, including, but not limited to, any claims for business interruption.

G)

LESSOR'S MODIFICATION TO THE BUILDING:

Article 10.4 of the Initial Lease is modified to add the following text:

"Notwithstanding any provision contained herein to the contrary, in the event the Lessor, acting in good faith, decides to:

a)

Demolish the Building; or any portion thereof; and/or

b)

Substantially renovate the Building or any portion thereof; and/or

c)

Change the vocation in whole or in part;

such that vacant possession of the Premises is required, the Lessor, may upon not less than twelve (12) months prior written notice, terminate this Lease, whereupon this Lease shall expire as of the date set forth in the Lessor's notice, and neither party shall thereafter have any further obligation to the other hereunder, save for obligations arising prior to the termination date set forth in the Lessor's notice. The Lessee shall pay, on or before the termination date, all rentals and other amounts payable and due hereunder and shall surrender the Premises in accordance with the relevant terms regarding the surrender of the Premises upon the Expiration Date." Upon receipt of Lessor's notice, Lessee shall have the right to cancel the Lease, upon a thirty (30) day written notice.

H)

LESSEE'S INSURANCE:

Article 11.2 of the Initial Lease is hereby deleted and replaced with the following:

"The Lessee shall, at its expense, procure and maintain at all times during Lessee's occupancy of the Premises, whether before, during or after the Term, such insurance as will protect the Lessee and the Lessor from any claim for personal injury including death, and for property damage or theft in any way arising out of or attributable to the exercise by the Lessee, or others, of any of the privileges or rights herein granted.

Without limiting the generality of the foregoing and the proceeding, Lessee shall, at its expense procure and maintain for all property located within the Premises or within the Building or land around the Building ("Prope1ty") under its care, custody and control:

a)

"all risks" property insurance (including sewer back-up, earthquake, flood and collapse) on a full replacement cost basis without depreciation insuring i) all property owned by Lessee, or upon which Lessee exercises care, custody and control, including the Premises as well as pre-existing property installed prior to the Commencement Date, whether or not the property was installed by Lessee or installed by or on behalf of Lessee or by any third party and located within the Premises or within the Building or on the Property including but not limited to fittings, installations, alterations, additions, partitions and all other leasehold improvements and ii) the Lessee's inventory, furniture and moveable equipment. The policy shall contain a cross liability clause and include Lessor and/or its nominee as loss payee as Lessor's interest may appear.

b)

broad form comprehensive boiler and machinery insurance for boiler and machinery located in the Premises or upon which Lessee exercises care, custody and control, on a blanket repair and replacement cost basis with limits for each accident or occurrence in an amount of at least the full replacement cost without depreciation of all leasehold improvements and all boilers, pressure vessels, heating, ventilation and air-conditioning equipment and miscellaneous electrical apparatus that is owned or operated by Lessee or by others (except for Lessor) on behalf of Lessee in the Premises or that relates to or serves the Premises. The boiler and machinery policy shall contain a disputed loss endorsement. Lessee must perform periodic inspections designed for boilers, machinery and pressure vessels, and provide Lessor with certification of boilers, pressure vessels and other pressure equipment which require inspection as determined by law, standard practices or by the conduct of a prudent owner. It is the Lessee's responsibility to have the boilers, machinery, pressure vessels and other pressure equipment inspected and to obtain current up to date certification of same, at Lessee's sole cost. The policy shall contain a cross liability clause and include Lessor and/or its nominee as loss payee as Lessor's interest may appear.

c)

business interruption insurance or extra expense insurance with at least 12 months' indemnity in an amount that will reimburse the Lessee for direct or indirect loss of earnings attributable to all perils insured by the Lessee under subsections a), b) and d) of this Section 11.2 and other perils commonly insured against by prudent Lessees, or attributable to the prevention of access to the Premises or the Building or Property as a result of those perils for any other reason;

d)

comprehensive commercial general liability insurance on an occurrence basis against claims for bodily injury, personal injury and property damage, contractual liability, Lessee's legal liability, for the full replacement cost of the Premises without depreciation, with coverage including the use, activities and operations in the Premises of Lessee or any other person or entity and the use, activities, operations in any other part of the Building or Property by the Lessee or any of its' workers, contractors or persons or entities for whom the Lessee is in law responsible.

The comprehensive general liability policy shall: l) be written on a comprehensive basis with inclusive minimum limits of at least two million dollars ($2,000,000.00) per occurrence, 2) contain a cross liability clause, 3) shall extend to cover any liability assumed by Lessee under the Lease, 4) include the Lessor and/or its nominee as additional insured, and 5) be for the full replacement value, without depreciation, of the Premises.

e)

any form of insurance and with whatever higher limits the Lessee, the Lessor (acting reasonably) or any hypothecary creditor of the Building requires from time to time in form, in amounts and for risks against which a prudent Lessee would insure.

All insurance policies shall (i) be taken out with insurers acceptable to Lessor, acting reasonably, (ii) be non-contributing with, and will apply only as primary and not call into contribution any other insurance available to all and any of the Lessor, and (iii) contain an undertaking by the insurers to notify Lessor, in writing, not less than 30 days before any material change, cancellation or termination, (iv) contain a waiver of subrogation rights from Lessee's insurers in favour of Lessor (whether or not the damage is caused by Lessor's act, omission or negligence), (v) may have reasonable deductibles and (vi) co-insurance will be on a stated amount basis.

Lessee acknowledges and agrees that Lessor is not an occupant of the Premises and will have no knowledge of roof leaks or other mechanical failures in the Premises unless and until Lessee informs Lessor of same. Lessee agrees to promptly advise Lessor in writing of any such failures in the Premises and Lessor will act within reasonable delays to remedy the problem, unless Lessee is the cause of such failure. In either event the Lessee must submit any and all claims for losses resulting directly or indirectly therefrom, exclusively to Lessee's insurers. Lessor's sole obligation regarding damage occurring in the Premises is to react to maintain the structure and will not in any way compensate Lessee for insurable losses.

The Lessee shall forward to the Lessor a certificate of insurance and evidence of renewals thereof during the continuance of the Lease. Lessee acknowledges that no insurable interest is conferred on the Lessee under any of the Lessor's insurance policies and that the Lessee has no right to receive any proceed of any insurance policies carried by Lessor.

The minimum insurance requirements above shall in no manner limit or restrict the liability of the Lessee."

I)

LESSEE'S SIGNS:

The last paragraph of Article 19.2 of the Initial Lease is hereby deleted and replaced with the following:

"Notwithstanding anything contained in the Lease to the contrary, it is expressly agreed between the parties, and the Lessee covenants that, should the Lessee fail to comply with the Lessor's written request, the Lessor shall be entitled, in addition to and without prejudice to its remedies in law and in virtue of the Initial Lease to remove, at Lessee's entire cost and expense, any such sign that may have been installed without the Lessor's written approval, the whole without any recourse by the Lessee's against the Lessor, including but without limitation for any damage, inconvenience or loss whatsoever occasioned thereby. Accordingly, Lessee hereby releases Lessor of all liabilities of whatsoever nature with respect thereto."

J)

INDEMNIFICATION:

Article 35 of the Initial Lease is hereby deleted and replace with the following:

a)

Save and except in the case of gross negligence of Lessor, at all times pertinent hereto, during Lessee's occupancy of the Premises, whether before, during or after the Term, the Lessor, its employees, agents, representatives or any other person or entity for whom Lessor is responsible in law (herein collectively called "Lessor") are not liable in any way whatsoever for any damages (including death and injury) of any nature whatsoever suffered or incurred by Lessee, its employees, agents, representatives, clients, guests or any other person or entity for whom Lessee is responsible in law (herein collectively called "Lessee") or any other person or entity who may be on the Premises or in the Building or the land upon which the Building is erected ("Land").

b)

Lessor shall not be liable to the Lessee for all losses, expenses or damages to property belonging to the Lessee or to a third party or for losses, expenses or damages to property under the care, custody and control of the Lessee (including loss of use of or access to the property or the Premises), whether situated in the Premises, Building or Land, resulting from any act, omission or negligence committed by anyone and of any nature whatsoever even if such losses, expenses or damages are caused, directly or indirectly, in whole or in part, by the fault or negligence of Lessor. In addition,

Lessor shall not be held liable for any loss or damage against which Lessee must insure under the terms of the Lease. In this Lease, Lessee is deemed to have the care, custody and control of the Premises.

c)

Without limiting the generality of the foregoing, Lessee hereby releases, agrees to indemnify and hold harmless Lessor, for all damages, direct and consequential, (including death and injury), expenses, claims, losses of any nature, direct and consequential, including but not limited Lo loss of access to Lessee's property, property under its care, custody and control, loss of access to the Premises, Building or Land as well as losses due to theft, damage or destruction of property under the Lessee's care, custody and control, economic losses, all arising or resulting from the following or any other cause:

(a)  the operation, faulty operation, interruption or breakdown of any of the base building systems, including but not limited to sprinklers, wires, electrical or other conduits, appliances, plumbing, sewers, heating and air conditioning , lighting, utility or public utilities, or by failure of Lessor to provide adequate drainage, snow or ice removal or any other services to be provided by Lessor; (b) fire, explosion, falling plaster, steam, gas, dampness, electricity, water, rain, flood, snow or leaks (including but without limitation, those from pipes, plumbing works, roof, basement or interior surfaces, floor or ceiling, or from the street or other place or source); (c) any act, omission, negligence or fault of the Lessee or any occupant or lessee of the Building as well as any owner or occupant of any neighbouring property to the Building or any third party; (d) the entry into the Premises by the owner, Lessor or its representatives to perform repairs, replacements, modifications, or improvements to the Building, the Premises or to one of its services, to exercise rights and recourses under the Lease, to fulfill any of the Lessee's obligations under the Lease; to enter in the case of emergency;

The Lessee shall not be entitled to any abatement of rental in respect of any such condition, failure or interruption of service.

d)

Furthermore, Lessee hereby releases, holds harmless and indemnifies the Lessor from any and all liability for any damage, loss (including loss of rent payable by Lessee under the Lease) claims, expenses , actions, liabilities, costs, fines, penalties, charges, suits of any nature whatsoever for which the Lessor may be held responsible or incur by reason of the following: (a) any injury or damage (including death) caused to any person, including Lessor, or to Lessee's property or property over and of which Lessee has custody, care and control whether located in or caused to the Premises, Building or Land due, in whole or in part, to the fault or act of the Lessee (b) the use or occupancy by Lessee or any other person or entity of the Premises, Building or Land or resulting from, in whole or in part, from any act or omission of Lessee or any other person or entity (c) alterations, work, repairs to property or installations (whether pre-existing to the Commencement Date or date of occupancy or new) done or made by Lessee, belonging to the Lessee or over and of which Lessee has the care, custody and control, performed or executed by Lessee or on his behalf by Lessor or by any third party (d) Lessee's equipment and machinery, regardless of who performs the maintenance or installation of said machinery or equipment, even if the occurrence and cause of the damage can be attributed, in whole or in part to the act, omission or negligence of Lessor and even if the cause of the damage is related to the installation, inspection, maintenance or rental of equipment and machinery by Lessor (e) any default by the Lessee, including failure to respect and comply with the obligations of the Lease or of the Law or the non-performance by Lessee of its obligations under the Lease (f) any violation of laws, ordinances or regulations in force by the Lessee.

e)

In all cases, if the Lessor is made party to any litigation instituted by or against the Lessee, Lessee shall defend, indemnify and release Lessor from all responsibility and Lessee shall pay all costs and expenses including any professional, consultant and legal fees that are incurred or paid by or on behalf of Lessor in connection with such litigation as Additional Rent on demand.

K)

RIGHT OF FIRST REFUSAL:

Article 41.4 of the Initial Lease is hereby deleted and of null and void.

L)

RIGHT OF CANCELLATION:

Article 41.5 of the Initial Lease is hereby deleted and null and void.

6.

OPTION TO RENEW:

Provided the Lessee is not and has not been in default under the terms and conditions of the Lease, it shall have the right to renew the Term for One (1) additional period of THREE (3) years, commencing on the First (1st) day of December, 2018 and terminating on the Thirtieth (30th) day of November, 2021 (the "Renewal Period"), the whole, at the same terms and conditions contained in the Lease, subject to Lessor's standard clauses then in force, save and except for this option to renew, which shall no longer apply and save and except that: the Lessee shall not be entitled to any leasehold improvements and that it shall not be entitled to any free rent period and for the Base Gross Rent which shall have to be negotiated prior to the expiry of the Term and that the Base Gross Rent for the Renewal Period shall be negotiated based on the then market rate for similar buildings in the Greater Montreal Region but that said Base Gross Rent shall not, under any circumstances, be less than the Base Gross Rent payable by the Lessee for its Premises, during the last year of the Term.

Furthermore, the present option to renew is conditional upon the Lessee advising the Lessor of its intention to renew the Lease at least six (6) months prior to the expiration of the Term; failing which, the option to renew shall become null and void and of no effect. If Lessee exercises its Option to Renew, Lessee shall sign Lessor's standard renewal document, as modified from time to time by Lessor.

7.

SEVERABILITY:

Any Article, Section, Subsection or other subdivision of the Lease or any other provision of the Lease which is, or becomes, illegal, invalid or unenforceable shall be severed from the Lease and be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof or thereof.

8.

ACCEPTANCE:

The present First Renewal is open for signature and acceptance by the Lessee until 3:00PM on the 4th day of December, 2015, after which it shall be null and void and of no effect.

Furthermore the present First Renewal shall not be considered as binding the Lessor and the Lessee unless said First Renewal is accepted and signed by the Lessor.

In addition, the present First Renewal may not be considered as binding upon the Lessor, if at the time of its execution Lessee owes rent, additional rent or any other sums due to the Lessor. Lessor reserves the right, at its sole discretion to declare these presents null and void under those circumstances.

9.

ENTIRE AGREEMENT:

Save and except for the terms and conditions contained herein, all other terms and conditions of the Initial Lease shall remain unmodified and in full force and effect throughout the Term.

The present First Renewal, along with the Initial Lease, as defined herein, represent the entire agreement intervened between the parties with regard to the Premises. All capitalized tem1s used in the present First Renewal shall have the same meaning attributed to them in the Initial Lease and shall be interpreted likewise, unless otherwise modified herein.

SIGNED AND ACCEPTED ON THIS __ DAY OF __________________2015

OLYMBEC DEVELOPMENT INC.

/s/ Dimitri Morcos
Witness	Per: Dimitri Morcos

SIGNED AND ACCEPTED ON THIS __ DAY OF __________________2015

EMERALD PLANTS HEALTH SOURCE (E.P.H.S.) INC.

/s/ Paolo Gervasi
Witness	Per: Paolo Gervasi